EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS SECOND QUARTER 2013 RESULTS

NDA for PA8140/PA32540 Accepted for Review by FDA

Chapel Hill, N.C., August 6, 2013 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the second quarter ended June 30, 2013.

Recent Corporate Highlights

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POZEN announced that the U.S. Food and Drug Administration (FDA) accepted for review, the New Drug Application (NDA) for PA8140/PA32540. Both products are coordinated-delivery tablets combining immediate-release omeprazole (40 mg), a proton pump inhibitor (PPI), layered around a pH-sensitive coating of an aspirin core. The FDA has assigned a user fee goal date of January 24, 2014. POZEN is seeking approval for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

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Results from POZEN’s Phase 1 study, PA10040-101, demonstrated that PA10040, POZEN’s proprietary combination of aspirin (100 mg) and omeprazole (40 mg), had comparable bioavailability, and is bioequivalent to a European Union (E.U.) reference listed enteric-coated (EC) aspirin (100 mg).  The 100 mg dose of aspirin is most commonly used in Europe and in other ex-U.S. regions.

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Data from a post-hoc analysis of diabetic subpopulation results from two POZEN Phase 3 PA32540 (325 mg EC aspirin / 40 mg immediate-release omeprazole) studies were presented at the American Diabetes Association’s 73rd Scientific Session.  Nearly 40% of patients in the Phase 3 studies had diabetes and were on aspirin (325 mg) for secondary prevention of cardiovascular (CV) events.  In this subpopulation (n=400), PA32540 was associated with a significantly lower rate of endoscopic gastroduodenal ulcers as compared to taking aspirin alone (2.3% vs. 11.2%, p<0.001).  A lower rate of treatment discontinuation was also observed in this subpopulation (1.4% vs. 5.9%, p=0.018).

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On July 26, 2013, the United States Court of Appeals for the Federal Circuit denied a petition by Par Pharmaceuticals Inc. (Par) and Doctor Reddy’s Laboratories (DRL) for a rehearing en banc in connection with its September 2012 decision holding that U.S. Patent 7,332,183 covering the Treximet formulation was valid, enforceable and infringed by their respective Abbreviated New Drug Application (ANDA) products.

•	Partnership discussions for PA continue to progress. While there can be no assurances, the Company continues to expect to close a partnership deal in 2013.

•

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Q2 2013 global net sales of VIMOVO by AstraZeneca, as defined under our agreement, were $23.3 million, up 19% from Q1 2013 and 41% vs. Q2 2012. POZEN earned a royalty of $1.7 million in Q2 2013, a 30% increase over Q2 2012. As discussed in our Q1 Earnings Call, AstraZeneca is discontinuing certain promotional activities in countries where they have not seen a positive effect, including the U.S. and most of the E.U.

Second Quarter Results

For the second quarter of 2013, POZEN reported revenue of $1.7 million compared to total revenue of $1.8 million for the second quarter of 2012. Revenue for 2013 was royalty for sales of VIMOVO and revenue for 2012 was comprised of $1.3 million VIMOVO royalty and $0.5 million licensing revenue of MT400.

Operating expenses for the second quarter of 2013 totaled $5.7 million, as compared to $6.9 million for the comparable period in 2012. The decrease in operating expenses in the second quarter of 2013 was primarily a result of lower development and pre-commercialization costs for PA.

The Company reported a net loss of ($4.0) million, or ($0.13) loss per share for the second quarter of 2013, compared to a net loss of ($5.1) million, or ($0.17) per share, for the second quarter of 2012.

First Half Results

For the first half of 2012 and 2013, POZEN reported revenue of $3.1 million. Revenue in 2012 included $2.6 million of VIMOVO royalty and $0.5 million of licensing revenue for MT400.  Revenue in 2013 was comprised of only VIMOVO royalty.

Operating expenses for the first half of 2013 totaled $12.9 million, as compared to $16.7 million for the comparable period in 2012. The decrease in operating expenses in the first half of 2013 was primarily a result of lower development and pre-commercialization costs for PA.

The Company reported a net loss of ($9.8) million, or ($0.32) loss per share for the first half of 2013, compared to a net loss of ($13.5) million, or ($0.45) per share, for the first half of 2012.

Balance Sheet

At June 30, 2013, cash and cash equivalents totaled $76.9 million.

2013 Strategic Focus

The Company’s areas of strategic focus for 2013 remain:  securing a commercial partnership(s) for its PA products, completing the PA regulatory submission(s) in the U.S. and potentially one or more other regions of the world, and controlling expenses. The Company is estimating a net cash burn of less than $22 million in 2013, excluding proceeds from any PA deals.

Second Quarter Results Webcast

POZEN will host a webcast to present second quarter 2013 results and management’s outlook on Tuesday, August 6, 2013 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestones/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies - the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

Proposed PA Indications and Usage (Pending FDA Review and Approval)

PA8140/PA32540 Tablets contain 81 mg or 325 mg delayed release aspirin and 40 mg immediate-release omeprazole and are indicated for patients who require aspirin (1) to reduce the combined risk of death and nonfatal stroke in patients who have had ischemic stroke or transient ischemia of the brain due to fibrin platelet emboli, (2) to reduce the combined risk of death and nonfatal MI in patients with a previous MI or unstable angina pectoris, (3) to reduce the combined risk of MI and sudden death in patients with chronic stable angina pectoris, (4) in patients who have undergone revascularization procedures (CABG, PTCA) when there is a pre-existing condition for which aspirin is already indicated, and to decrease the risk of developing gastric ulcers in patients at risk for developing aspirin-associated gastric ulcers.

Controlled studies with PA8140/PA32540 Tablets do not extend beyond 6 months.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to license our PA product candidates on terms and timing acceptable to us, our inability to file a new drug application with the FDA for our PA product candidates in the timeframe we anticipate, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO®; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2013. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Royalty revenue	$1,651,000	$1,268,000	$3,066,000	$2,557,000
Licensing revenue	—	500,000	—	500,000
Total revenue	1,651,000	1,768,000	3,066,000	3,057,000
Operating expenses:
Selling, general and administrative	3,713,032	4,070,707	7,347,076	9,718,630
Research and development	1,941,346	2,874,068	5,525,286	6,978,514
Total operating expenses	5,654,378	6,944,775	12,872,362	16,697,144
Other income:
Interest and other income, net	15,382	72,663	40,434	141,300
Loss before income tax benefit	(3,987,996)	(5,104,112)	(9,765,928)	(13,498,844)
Income tax expense	—	—	—	—
Net loss attributable to common stockholders	$(3,987,996)	$(5,104,112)	$(9,765,928)	$(13,498,844)

Basic and diluted net loss per common share	$(0.13)	$(0.17)	$(0.32)	$(0.45)

Shares used in computing basic and diluted net loss per common share	30,403,670	29,998,006	30,370,034	29,986,590

POZEN Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$76,931,505	$68,416,308
Short-term investments	—	18,898,136
Accounts receivable	1,651,000	1,352,000
Prepaid expenses and other current assets	263,550	858,423
Total current assets	78,846,055	89,524,867
Equipment, net of accumulated depreciation	54,957	71,945
Total assets	$78,901,012	$89,596,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$334,820	$1,231,761
Accrued compensation	1,150,159	2,574,334
Accrued expenses	1,346,768	1,456,055
Deferred revenue	257,300	257,300
Total current liabilities	3,089,047	5,519,450

Total stockholders’ equity	75,811,965	84,077,362
Total liabilities and stockholders’ equity	$78,901,012	$89,596,812

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